UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 22, 2004 (October 18, 2004)

D&E COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-20709	23-2837108
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

124 East Main Street P.O. Box 458 Ephrata, PA 17522-0458	17522
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(717) 733-4101

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As a result of the adjustments identified below, the previously issued financial statements contained in the Quarterly Report on Form 10-Q of D&E for the first and second quarters of 2004 should not be relied upon and will be restated to make the necessary accounting adjustments.

On March 5, 2004, D&E completed a syndicated senior secured debt financing in the amount of $260,000,000 jointly arranged by CoBank, ACB and SunTrust Bank. The credit facilities were in the form of a $25,000,000 revolving line of credit, Term Loan A in the amount of $50,000,000, Term Loan B in the amount of $150,000,000, and the assumption of $35,000,000 of term indebtedness of a D&E subsidiary. The $200,000,000 of proceeds received related to the term loans of the new credit facilities were used to refinance our indebtedness under prior credit facilities and for general corporate purposes. D&E applied the accounting guidance of EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” and EITF 98-14, “Debtor’s Accounting for the Changes in Line-of-Credit or Revolving-Debt Arrangements” in accounting for the debt issuance costs. In March 2004, D&E reported a loss on extinguishment of debt, consisting of a non-cash write-off of unamortized debt issuance costs of the previous credit facility and the expensing of debt issuance costs related to the new credit facility. Additionally, D&E capitalized certain debt issuance costs related to the new facility.

On October 13, 2004, management of the Company tentatively concluded that the loss on extinguishment of debt recorded in connection with such financing was overstated as a result of the misapplication of the previously mentioned guidance. As a result, the pre-tax loss from continuing operations for the quarter ended March 31, 2004 was overstated by approximately $3.1 million (or $1.9 million after-tax). Management of the Company made the Audit Committee of the Company’s Board of Directors aware of the issue at a meeting on October 14, 2004; representatives of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP were also present at the meeting. On October 18, 2004, the Audit Committee met again and discussed with the Company’s management the foregoing matters. At that time, management informed the Audit Committee that its conclusion on the issue had been finalized. As a result, the Company has decided to restate its financial statements for the quarters ended March 31, 2004 and June 30, 2004 and the Audit Committee of the Company’s Board of Directors agreed with management’s conclusion.

As a result of the matters described above, the Company expects to file amendments to its first and second quarter 2004 Form 10-Q, reflecting all necessary adjustments, prior to filing its third quarter 2004 Form 10-Q in November 2004.

The following table sets forth the line items from the statement of operations impacted by the restatement on a restated basis and as previously reported:

(In thousands, except per-share amounts)	For the Three Months ended March 31, 2004		For the Three Months ended June 30, 2004		For the Six Months ended June 30, 2004
	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported
Interest expense	$(4,095)	$(4,051)	$(3,396)	$(3,264)	$(7,491)	$(7,315)
Loss on early extinguishment of debt	$(4,841)	$(8,013)	$—	$—	$(4,841)	$(8,013)
Total other income (expense)	$(8,795)	$(11,923)	$(3,394)	$(3,262)	$(12,189)	$(15,185)
Income (loss) from continuing operations before income taxes and dividends on utility preferred stock	$(3,781)	$(6,909)	$1,797	$1,929	$(1,984)	$(4,980)
Income taxes (benefit)	$(1,541)	$(2,811)	$546	$600	$(995)	$(2,211)
Total income taxes and dividends on utility preferred stock	$(1,525)	$(2,795)	$563	$617	$(962)	$(2,178)
Income (loss) from continuing operations	$(2,256)	$(4,114)	$1,234	$1,312	$(1,022)	$(2,802)
Net Income (Loss)	$(2,256)	$(4,114)	$1,234	$1,312	$(1,022)	$(2,802)
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$(0.15)	$(0.26)	$0.08	$0.08	$(0.07)	$(0.18)
Net income (loss) per common share	$(0.15)	$(0.26)	$0.08	$0.08	$(0.07)	$(0.18)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

D&E COMMUNICATIONS, INC.

Date: October 22, 2004	By:	/s/ Thomas E. Morell
Thomas E. Morell
Senior Vice President
Chief Financial Officer and Treasurer

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